FOR IMMEDIATE RELEASE Date Submitted: April 24, 2008 NASDAQ Symbol: FBMI	NEWS RELEASE Contact: Samuel G. Stone Executive Vice President and Chief Financial Officer (989) 466-7325

FIRSTBANK CORPORATION ANNOUNCES
FIRST QUARTER 2008 RESULTS

Highlights Include:

•	First quarter 2008 net income of $2,150,000 and earnings per share of $0.29, increasing from the fourth quarter of 2007
•	Solid loan and core deposit growth both including and excluding the effect of Firstbank - West Michigan
•	Economic conditions in Michigan and nationally continue to create credit and valuation issues impacting earnings
•	Net interest margin weakens, gain on sale of mortgage loans strong

Alma, Michigan (FBMI) — Thomas R. Sullivan, President and Chief Executive Officer of Firstbank Corporation, announced earnings per share of $0.29 for the first quarter of 2008 compared to $0.41 in the first quarter of 2007. Net income was $2,150,000 for the quarter ended March 31, 2008, compared to $2,658,000 for the quarter ended March 31, 2007. Returns on average assets and average equity for the first quarter of 2008 were 0.64% and 7.5%, respectively, compared with 1.01% and 11.4%, respectively, in the first quarter of 2007. All per share amounts are fully diluted.

Stress in the credit markets continued in Michigan, the Midwest, and many other areas of the country. Firstbank’s provision for loan loss of $816,000 in the first quarter of 2008, while 54% lower than the level in the fourth quarter of 2007, represented a $1.5 million increase in expense compared to the first quarter of 2007 when a unique favorable event related to a specific credit resulted in a negative provision expense in the year-ago quarter. This $1.5 million swing in expense equates to approximately $0.14 in earnings per share.

Earnings in the first quarter of 2008 improved compared to the fourth quarter of 2007. Earnings per share of $0.29 in the first quarter of 2008 increased 38.1% from the $0.21 in the fourth quarter of 2007, and net income of $2,150,000 increased 37.3% from $1,566,000.

Balance sheet comparisons to prior-year periods are affected by the acquisition of ICNB Financial Corporation on July 1, 2007, and the inclusion in the consolidated totals of its bank, Firstbank – West Michigan, which had assets of $231 million at March 31, 2008. Total assets of Firstbank Corporation at March 31, 2008, were $1.382 billion, an increase of 25.6% over the year-ago period. Total portfolio loans of $1.129 billion were 23.7% above the level at March 31, 2007, with 18.9% of the increase due to the addition of $173 million loans of Firstbank – West Michigan. Total deposits as of March 31, 2008, were $1.012 billion, including $164 million deposits of Firstbank – West Michigan, compared to $834 million at March 31, 2007.

Most items of revenue and expense also were affected by the inclusion of Firstbank – West Michigan. Gain on sale of mortgage loans increased in each quarter of 2007, and during the first quarter of 2008 was more than tripple the amount in the first quarter of 2007. Declines in interest rates in the latter part of 2007 and sharper declines in the first months of 2008 have helped to expand mortgage activity and refinances. Service charges on deposit accounts increased 23.7% in the first quarter of 2008 compared to the first quarter of 2007. Fueled by these increases, total non-interest income increased 28.7%. Salaries and employee benefits expense was 23.6% above the level in the first quarter of 2007, and total non-interest expense increased 22.4% over the level in the first quarter of 2007, with the increases driven largely by the inclusion of the new bank.

Mr. Sullivan stated, “Margin pressure and credit costs continue to hamper earnings progress for most banks in the industry and for Firstbank Corporation. Unfortunately, many banks in Michigan have been reporting negative quarterly earnings and very large increases in troubled loans. We at Firstbank are proud that our asset quality has remained better than most so that earnings have been maintained at a respectable level. Economic conditions have and continue to require a great deal of effort and skill by our lenders and staff to protect our assets and resolve difficult situations in the most favorable way. We also are working to reduce our cost of funds in response to declines in short-term interest rates. As term deposits mature, we expect to see progress in this regard. Our strategy is to weather the current economic, interest rate, liquidity, and credit storm as well as we possibly can in order to emerge in a strong competitive position, well positioned to serve the needs of a growing economy in the future. We are hopeful that if we can maintain strong asset quality and capital, these difficult times may even present us with some unique opportunities to add value to our company for the future. We continue to invest in the future, as exemplified by the opening in the first quarter of 2008 of our seventh office of Keystone Community Bank in the Kalamazoo market area.”

Firstbank’s net interest margin, at 3.80% in the first quarter of 2008, declined 9 basis points from 3.89% in the fourth quarter of 2007, and was 10 basis points below the 3.90% of the first quarter of 2007. Beginning on September 18th of 2007, the markets have been characterized by declines in the prime rate and other short-term rates, which have been driven by the Federal Reserve’s efforts to stimulate economic activity and ease stress on liquidity in the credit markets. Reductions in the prime rate have an immediately negative impact on Firstbank’s net interest margin, but the company works to reduce deposit and other funding costs as quickly as possible. While Firstbank’s average earning assets increased 24.1% from the first quarter of 2007 to the first quarter of 2008, net interest income increased a smaller 20.4% due to the squeeze on net interest margin. Both growth measures are significantly affected by the addition of Firstbank – West Michigan.

As disclosed previously, in the second quarter of 2007, Firstbank designated as non-accrual a $4.7 million loan on an apartment complex in southeast Michigan and established a $500,000 specific reserve related to this credit. During the fourth quarter of 2007, Firstbank wrote this loan down to the expected valuation that can be supported by the collateral in current market conditions, requiring increased provision expense of $1.2 million in the fourth quarter and increased net charge-offs in the fourth quarter of $1.8 million. The status of this loan remains essentially unchanged. In the first quarter of 2008, Firstbank charged down the value of an unrelated loan which had already been placed in non-accrual status and added $357,000 to provision expense in order to replenish reserves following the charge-off. The real estate collateral for this commercial loan is located in the western side of Michigan.

At March 31, 2008, the ratio of the allowance for loan losses to loans remained at 1.02%, the same as at December 31, 2007, and increased from 1.00% at March 31, 2007. The ratio of allowance for loan loss to non-performing loans increased from 81% at December 31, 2007, to 82% at March 31, 2008.

Net charge-offs of $743,000 in the first quarter of 2008 were 0.26% of average loans on an annualized basis. The ratio of non-performing loans (including loans past due over 90 days) to loans was 1.27% at March 31, 2008, compared to 1.26% as of December 31, 2007. The first specific credit discussed above contributes 0.27% of the total non-performing loan ratio of 1.27% at March 31, 2008.

Shareholders’ equity increased 1.0% in the first quarter of 2008, and was 22.0% above the level at March 31, 2007. The ratio of average equity to average assets stood at 8.6% in the first quarter of 2008 – a level consistent over past years, indicating that strong equity capital has been maintained as the company has grown, which is especially important as many Michigan banks are experiencing more asset quality problems than Firstbank. Firstbank did not repurchase its common stock in the first quarter of 2008.

Firstbank Corporation, headquartered in Alma, Michigan, is a financial services company using a multi-bank-charter format with assets of $1.4 billion and 53 banking offices serving Michigan’s Lower Peninsula. Bank subsidiaries include: Firstbank – Alma; Firstbank (Mt. Pleasant); Firstbank – West Branch; Firstbank – Lakeview; Firstbank – St. Johns; Keystone Community Bank; and Firstbank – West Michigan.

This press release contains certain forward-looking statements that involve risks and uncertainties. When used in this press release the words “anticipate,” “believe,” “expect,” “hopeful,” “potential,” “should,” and similar expressions identify forward-looking statements. Forward-looking statements include, but are not limited to, statements concerning future business growth, changes in interest rates, and the resolution of problem loans. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those expressed or implied by such forward-looking statements, including, but not limited to, economic, competitive, governmental and technological factors affecting the Company’s operations, markets, products, services, interest rates and fees for services. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.

FIRSTBANK CORPORATION
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)
UNAUDITED

	Mar 31 2008	Dec 31 2007	Mar 31 2007

ASSETS

Cash and cash equivalents:
Cash and due from banks	$40,057	$42,198	$28,091
Short term investments	12,553	3,331	32,739

Total cash and cash equivalents	52,610	45,529	60,830

Securities available for sale	107,866	105,130	68,651
Federal Home Loan Bank stock	8,481	8,007	5,924
Loans:
Loans held for sale	238	1,725	283
Portfolio loans:
Commercial	216,458	219,080	199,067
Commercial real estate	312,012	311,494	266,084
Residential mortgage	391,568	387,222	295,385
Real estate construction	130,942	126,027	89,844
Consumer	77,827	78,106	62,201

Total portfolio loans	1,128,807	1,121,929	912,581
Less allowance for loan losses	(11,550)	(11,477)	(9,081)

Net portfolio loans	1,117,257	1,110,452	903,500

Premises and equipment, net	28,027	27,554	20,251
Goodwill	35,345	34,421	20,094
Other intangibles	4,670	5,832	2,884
Other assets	27,993	27,089	18,684

TOTAL ASSETS	$1,382,487	$1,365,739	$1,101,101

LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES

Deposits:
Noninterest bearing accounts	$143,246	$152,126	$120,295
Interest bearing accounts:
Demand	224,998	222,371	167,082
Savings	155,628	147,654	134,484
Time	454,797	453,864	359,556
Wholesale CD's	33,018	35,377	52,195

Total deposits	1,011,687	1,011,392	833,612

Securities sold under agreements to
repurchase and overnight borrowings	49,280	42,791	38,170
FHLB Advances and notes payable	147,572	139,035	94,146
Subordinated Debt	36,084	36,084	20,620
Accrued interest and other liabilities	18,097	17,826	16,423

Total liabilities	1,262,720	1,247,128	1,002,971

SHAREHOLDERS' EQUITY
Preferred stock; no par value, 300,000
shares authorized, none issued
Common stock; 20,000,000 shares authorized	111,914	111,436	92,373
Retained earnings	7,174	6,692	5,749
Accumulated other comprehensive income/(loss)	679	483	8

Total shareholders' equity	119,767	118,611	98,130

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$1,382,487	$1,365,739	$1,101,101

Common stock shares issued and outstanding	7,441,342	7,407,198	6,518,143
Principal Balance of Loans Serviced for Others ($mil)	$516.8	$515.1	$470.5

Asset Quality Ratios:
Non-Performing Loans / Loans (a)	1.27%	1.26%	0.34%
Non-Perf. Loans + OREO / Loans (a) + OREO	1.51%	1.54%	0.48%
Non-Performing Assets / Total Assets	1.23%	1.27%	0.40%
Allowance for Loan Loss as a % of Loans (a)	1.02%	1.02%	1.00%
Allowance / Non-Performing Loans	81%	81%	293%

Quarterly Average Balances:
Total Portfolio Loans (a)	$1,129,710	$1,118,551	$903,807
Total Earning Assets	1,247,604	1,228,740	1,005,151
Total Shareholders' Equity	118,609	117,960	96,620
Total Assets	1,377,329	1,356,106	1,087,655
Diluted Shares Outstanding	7,417,187	7,378,262	6,516,568

(a) Total Loans less loans held for sale

FIRSTBANK CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands except per share data)
UNAUDITED

	Three Months Ended:

	Mar 31 2008	Dec 31 2007	Mar 31 2007

Interest income:
Interest and fees on loans	$19,755	$20,702	$16,798
Investment securities
Taxable	1,039	856	626
Exempt from federal income tax	353	426	270
Short term investments	91	168	311

Total interest income	21,238	22,152	18,005
Interest expense:
Deposits	7,089	7,661	6,507
Notes payable and other borrowing	2,685	2,782	1,977

Total interest expense	9,774	10,443	8,484

Net interest income	11,464	11,709	9,521
Provision for loan losses	816	1,773	(721)

Net interest income after provision for loan losses	10,648	9,936	10,242

Noninterest income:
Gain on sale of mortgage loans	1,142	549	324
Service charges on deposit accounts	1,168	1,237	944
Gain (loss) on trading account securities	(13)	(628)	0
Gain (loss) on sale of AFS securities	129	7	(130)
Mortgage servicing	(123)	162	145
Other	628	753	995

Total noninterest income	2,931	2,080	2,278

Noninterest expense:
Salaries and employee benefits	5,847	5,322	4,730
Occupancy and equipment	1,749	1,656	1,351
Amortization of intangibles	281	206	161
FDIC insurance premium	113	160	24
Other	2,718	2,880	2,480

Total noninterest expense	10,708	10,224	8,746

Income before federal income taxes	2,871	1,792	3,774
Federal income taxes	721	226	1,116

Net Income	$2,150	$1,566	$2,658

Fully Tax Equivalent Net Interest Income	$11,751	$11,961	$9,698

Per Share Data:
Basic Earnings	$0.29	$0.21	$0.41
Diluted Earnings	$0.29	$0.21	$0.41
Dividends Paid	$0.225	$0.225	$0.225

Performance Ratios:
Return on Average Assets (a)	0.64%	0.45%	1.01%
Return on Average Equity (a)	7.5%	5.2%	11.4%
Net Interest Margin (FTE) (a)	3.79%	3.89%	3.90%
Book Value Per Share (b)	$16.09	$16.01	$15.05
Average Equity/Average Assets	8.6%	8.7%	8.9%
Net Charge-offs	$743	$2,116	$164
Net Charge-offs as a % of Average Loans (c)(a)	0.26%	0.76%	0.07%

(a) Annualized
(b) Period End
(c) Total loans less loans held for sale